EXHIBIT 2.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN
PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD
CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH
JURISDICTION
25 July 2017
RECOMMENDED CASH ACQUISITION
of
JIMMY CHOO PLC
by
MICHAEL KORS HOLDINGS LIMITED
to be effected
by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

Summary
—	The boards of directors of Michael Kors Holdings Limited (“Michael Kors”) and Jimmy Choo PLC (“Jimmy Choo”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition by which the entire issued and to be issued ordinary share capital of Jimmy Choo will be acquired by JAG Acquisitions (UK) Limited (“Michael Kors Bidco”), a wholly-owned subsidiary of Michael Kors (the “Acquisition”).
—	Under the terms of the Acquisition, each Scheme Shareholder will receive 230 pence in cash for each Jimmy Choo Share, valuing Jimmy Choo’s existing issued and to be issued ordinary share capital at approximately £896 million.
—	The price of 230 pence per Jimmy Choo Share represents a premium of approximately:
—	36.5 per cent. to Jimmy Choo’s share price of 168.50 pence at the close of business on 21 April 2017, the last Business Day before the Jimmy Choo Directors announced the commencement of the formal sale process for Jimmy Choo under the terms of the Code;
—	42.7 per cent. to Jimmy Choo’s three month volume weighted average share price of 161.2 pence to 21 April 2017; and
—	59.6 per cent. to Jimmy Choo’s six month volume weighted average share price of 144.1 pence to 21 April 2017.
—	The Acquisition implies an enterprise value multiple of approximately 17.5 times Jimmy Choo’s Adjusted EBITDA for the 12 months ended 31 December 2016.
—	Michael Kors Bidco confirms that the offer price of 230 pence for each Jimmy Choo Share is final and will not be increased, except that Michael Kors Bidco reserves the right to increase the amount of the offer price if there is an announcement on or after the date of this Announcement of an offer or possible offer for Jimmy Choo by a third party offeror or potential offeror. If, after the date of this Announcement and before the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid or becomes payable in respect of the Jimmy Choo Shares, Michael Kors Bidco reserves the right to reduce the consideration payable under the terms of the Acquisition by an amount up to the amount of such dividend and/or distribution and/or other return of capital.
—	The Jimmy Choo Directors, who have been so advised by BofA Merrill Lynch and Citi as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. Accordingly, the Jimmy Choo Directors intend unanimously to recommend Jimmy Choo Shareholders to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting. The Jimmy Choo Directors have irrevocably undertaken to vote (or to procure or direct that the registered holders of Jimmy Choo Shares of which they are the beneficial holders or in which they are interested vote) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of the 5,055,375 Jimmy Choo Shares of which they are the beneficial holders or in which they are interested, representing, in aggregate, approximately 1.297 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement). In providing their advice to the Jimmy Choo Directors, BofA Merrill Lynch and Citi have taken into account the commercial assessments of the Jimmy Choo Directors. BofA Merrill Lynch and Citi are providing independent financial advice to the Jimmy Choo Directors for the purposes of Rule 3 of the Code.
—	Michael Kors has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting from JAB Luxury GmbH (“JAB Luxury”), Jimmy Choo’s majority shareholder, in respect of 263,714,153 Jimmy Choo Shares representing, in aggregate, approximately 67.660 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement). The irrevocable undertaking given by JAB Luxury will only cease to be binding if: (i) Michael Kors or Michael Kors Bidco does not proceed with the Acquisition; (ii) the Scheme or Takeover Offer lapses or is withdrawn; or (iii) the Scheme or Takeover Offer does not become effective before the Longstop Date.
—	Michael Kors has also received irrevocable undertakings to vote (or to procure or direct that the registered holders of Jimmy Choo Shares of which they are the beneficial holders or in which they are interested vote) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting from the Jimmy Choo Directors and Sandra Choi in respect of the 6,024,989 Jimmy Choo Shares of which they are the beneficial holders or in which they are interested, representing, in aggregate, approximately 1.546 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement). The irrevocable undertakings given by the Jimmy Choo Directors and Sandra Choi will cease to be binding if: (i) Michael Kors or Michael Kors Bidco does not proceed with the Acquisition; (ii) the Scheme or

Takeover Offer lapses or is withdrawn; or (iii) the Scheme or Takeover Offer does not become effective before the Longstop Date.
—	Michael Kors believes it is the ideal partner for Jimmy Choo and is well positioned to support Jimmy Choo’s continued growth. Michael Kors intends to apply the experiences, infrastructure and capabilities that it has developed as a company over the course of its own worldwide growth as a luxury fashion brand to support the growth of Jimmy Choo through retail store openings and further development of its online presence as well as through an expanded assortment of additional fashion product offerings.
—	Michael Kors expects that, following completion of the Acquisition, Jimmy Choo will operate as it does today under its existing management team of Pierre Denis, Sandra Choi and Jonathan Sinclair within the Michael Kors organisation.
—	The cash consideration payable by Michael Kors Bidco to the Scheme Shareholders will be funded from the proceeds of a 364-day term loan facility provided pursuant to the credit agreement dated 25 July 2017 (the “Bridge Credit Agreement”), entered into by and among Michael Kors and certain other members of the Michael Kors Group as loan parties, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
—	It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act. However, Michael Kors reserves the right to implement the Acquisition by way of a Takeover Offer (as defined in Part 28 of the Companies Act), subject to the Panel’s consent and the terms of the Cooperation Agreement.
—	It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the Forms of Proxy, will be posted to Jimmy Choo Shareholders and (for information only) in separate letters to participants in the Jimmy Choo Share Scheme within 28 days of the date of this Announcement and that the Scheme will be effective during the fourth calendar quarter of 2017, subject to the satisfaction of all relevant conditions, including the Conditions and certain further terms set out in Appendix 1 to this Announcement.
—	Commenting on the Acquisition, John D. Idol, Chairman and Chief Executive Officer of Michael Kors said:
“We are pleased to announce the acquisition of Jimmy Choo, an iconic brand with a rich history as a leading global luxury brand. Jimmy Choo is known worldwide for its glamorous and fashion-forward footwear. The company is a leader in setting fashion trends. Its innovative designs and exceptional craftsmanship resonate with trendsetters globally. We believe that Jimmy Choo is poised for meaningful growth in the future and we are committed to supporting the strong brand equity that Jimmy Choo has built over the last 20 years.”
“Pierre Denis will continue in his role as Chief Executive Officer of Jimmy Choo. He has led the company since 2012, during which time Jimmy Choo experienced compounded sales growth of 11% annually. Pierre brings more than 25 years of experience and a strong track record with global fashion luxury brands. Additionally, Creative Director Sandra Choi will continue to lead the creative and design teams at the company. Sandra has been with Jimmy Choo since its inception and has been the sole Creative Director since 2013. Her ground-breaking vision and fashion artistry have created a truly iconic and internationally recognized label. Mr. Denis, Ms. Choi and the rest of the highly-talented management team have done a tremendous job, and this continuity of leadership will ensure that the DNA of Jimmy Choo is maintained as we work together to continue to grow the brand globally.”
—	Commenting on the Acquisition, Michael Kors, Honorary Chairman and Chief Creative Officer said:
“Jimmy Choo is an iconic premier luxury brand that offers distinctive footwear, handbags and other accessories. We admire the glamorous style and trend-setting nature of Jimmy Choo designs. We look forward to welcoming Jimmy Choo to our luxury group.”
—	Commenting on the Acquisition, Peter Harf, Chairman of Jimmy Choo said:
“On behalf of the Board, I am pleased to announce Michael Kors’ all cash offer to our shareholders. Since the IPO, Jimmy Choo has continued to develop into one of the leading global luxury brands under its existing management team. The Board would like to thank the management team and all Jimmy Choo employees for their energy and efforts which have been the cornerstones of making Jimmy Choo the great company it is today. A combination with Michael Kors will allow Jimmy Choo to embark on its next phase of growth and provide opportunities for the benefit of Jimmy Choo customers, employees, shareholders and other stakeholders.”
This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices). The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement and to the full terms and conditions to be set out in the Scheme Document. Appendix 2 to this Announcement contains the sources and bases of certain information contained in this summary and the following announcement. Appendix 3 to this Announcement contains details of the irrevocable undertakings received by Michael Kors. Appendix 4 to this Announcement contains the definitions of certain terms used in this summary and the following announcement.
Enquiries
Michael Kors
Christina Coronios	+1 201 691 6133 InvestorRelations@MichaelKors.com
ICR, Inc.
Jean Fontana (investor relations)	+1 646 277 1214 jean.fontana@icrinc.com
Alecia Pulman (media)	+1 646 277 1231 KorsPR@icrinc.com

Goldman Sachs (lead financial adviser to Michael Kors)
David Friedland Jennifer Davis	+1 212 902 1000
Nick Harper	+44 (0) 20 7774 1000
J.P. Morgan (financial adviser to Michael Kors)
Nikolas Johnston Lorenzo Colonna di Paliano	+1 212 270 6000
Dwayne Lysaght Adam Laursen	+44 (0) 207 742 4000

Jimmy Choo
Montfort Communications
Hugh Morrison Sophie Arnold	+44 (0) 203 514 0897
Abernathy MacGregor
Tom Johnson	+1 212 371 5999
BofA Merrill Lynch (financial adviser to Jimmy Choo)

Federico Aliboni Luca Ferrari	+44 (0) 20 7628 1000
Citi (financial adviser to Jimmy Choo)

Jeffrey Schackner Simon Lindsay	+44 (0) 20 7986 4000
Liberum (corporate broker to Jimmy Choo)

Peter Tracey John Fishley	+44 (0) 20 3100 2000
RBC Capital Markets (corporate broker to Jimmy Choo)

Darrell Uden Will Smith	+44 (0) 20 7653 4000
Shareholder Helpline (8.30 a.m. to 5.30 p.m., Monday to Friday)

Equiniti Limited	0371 384 2030 +44 (0)121 415 7047 (Outside the UK)

Further information
This Announcement is for information purposes only and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Jimmy Choo in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document or Offer Document or any document by which the Acquisition is made, which will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis on the information contained in the Scheme Document.
Please be aware that addresses, electronic addresses and certain other information provided by Jimmy Choo Shareholders, persons with information rights and other relevant persons for the receipt of communications from Jimmy Choo may be provided to Michael Kors Bidco during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c).
Goldman Sachs, which is authorised by the PRA and regulated by the FCA and the PRA in the UK, is acting exclusively for Michael Kors and Michael Kors Bidco in connection with the matters set out in this Announcement and for no one else and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Michael Kors and Michael Kors Bidco for providing the protections afforded to clients of Goldman Sachs or for providing advice in connection with the Acquisition and any other matter referred to in this Announcement.
J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove and which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA) (“J.P. Morgan”), is acting exclusively for Michael Kors and Michael Kors Bidco in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Michael Kors and Michael Kors Bidco for providing the protections afforded to their clients, or for giving advice in connection with any matter referred to in this Announcement.
Merrill Lynch International (“BofA Merrill Lynch”), a subsidiary of Bank of America Corporation, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for Jimmy Choo in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.
Citigroup Global Markets Limited (“Citi”), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for Jimmy Choo in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.

Liberum Capital Limited (“Liberum”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Jimmy Choo and no one else in connection with the Acquisition and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients, nor for providing advice in relation to the Acquisition or in relation to the contents of this Announcement or any transaction or arrangement referred to in this Announcement.
RBC Europe Limited (trading as RBC Capital Markets), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for Jimmy Choo and no one else in connection with the Acquisition and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients, nor for providing advice in relation to the Acquisition or in relation to the contents of this Announcement or any transaction or arrangement referred to in this Announcement.
Overseas Shareholders
The release, publication or distribution of this Announcement in certain jurisdictions may be restricted by law. Persons who are not resident in the United Kingdom or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Jimmy Choo Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England and Wales.
Unless otherwise determined by Michael Kors Bidco or required by the Code, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Scheme by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.  If the Acquisition is implemented by way of Takeover Offer, unless otherwise permitted by applicable law or regulation, the Takeover Offer may not be made, directly or indirectly, in or into or by use of mail or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted

Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.
The availability of the Acquisition to Jimmy Choo Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
Further details in relation to Overseas Shareholders will be contained in the Scheme Document.
Additional information for US investors
The Acquisition relates to the shares of an English company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. Neither the proxy solicitation rules nor the tender offer rules under the US Securities Exchange Act of 1934, as amended (the “US Exchange Act”), will apply to the Acquisition. Moreover, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom and under the Code to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. If, in the future, Michael Kors exercises the right to implement the proposed acquisition by way of a takeover offer, the proposed acquisition will be made in compliance with applicable U.S. laws and regulations, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder. Financial information included in this Announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.
It may be difficult for US holders of Jimmy Choo Shares to enforce their rights and claims arising out of the US federal securities laws, since Michael Kors Bidco and Jimmy Choo are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US holders of Jimmy Choo Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.
The receipt of cash pursuant to the Acquisition by a US holder as consideration for the transfer of its Scheme Shares pursuant to the Scheme will likely be a taxable transaction for United States federal income tax purposes and potentially under any applicable United States state or local, as well as foreign and other, tax laws. Each Jimmy Choo Shareholder is urged to consult his or her independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him or her.
Forward-looking statements
This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by Michael Kors, Michael Kors Bidco and Jimmy Choo contain statements which are, or may be deemed to be, “forward-looking statements”. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Michael Kors, Michael Kors Bidco and Jimmy Choo about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this Announcement include statements relating to the expected effects of the Acquisition on Michael Kors, Michael Kors Bidco and Jimmy Choo, the expected timing and scope of the Acquisition and other statements other than historical facts. All statements other than statements of historical facts included in this Announcement may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “estimates”, “synergy”, “cost-saving”, “projects”, “goal”, “strategy”, “budget”, “forecast” or “might”, or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Jimmy Choo’s and Michael Kors’ operations and benefits from the Acquisition; and (iii) the effects of government regulation on Michael Kors’, Michael Kors Bidco’s or Jimmy Choo’s business.
These forward-looking statements are not guarantees of future financial performance. Except as expressly provided in this Announcement, they have not been reviewed by the auditors of Michael Kors or Jimmy Choo or their respective financial advisers. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. These factors include the satisfaction of the Conditions, as well as additional factors such as: Michael Kors’ ability to integrate the businesses successfully and to achieve anticipated benefits of the acquisition; the risk of disruptions to Michael Kors’ or Jimmy Choo’s businesses; the negative effects of the announcement of the Acquisition or the consummation of the Acquisition on the market price of the Michael Kors’ ordinary shares and its operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Acquisition; fluctuations in demand for Jimmy Choo’s and Michael Kors’ products; changes in consumer traffic and retail trends; loss of market share and industry competition; fluctuations in the capital markets; fluctuations in interest and exchange rates; the occurrence of unforeseen disasters or catastrophes; political or economic instability in principal markets; adverse outcomes in litigation; and general, local and global economic, political, business and market conditions, as well as those risks set forth in the reports that Michael Kors files from time to time with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither Michael Kors nor Michael Kors Bidco, nor Jimmy Choo, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements. All subsequent oral or written forward looking statements attributable to Michael Kors, Michael Kors Bidco or Jimmy Choo or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Unless otherwise required by applicable law, Michael Kors, Michael Kors Bidco and Jimmy Choo disclaim any obligation to update or revise any forward looking or other statements contained herein other than in accordance with their legal and regulatory obligations.
Rounding
Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
No profit forecasts or estimates
No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Jimmy Choo for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Jimmy Choo.
Dealing disclosure requirements
Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Publication on website and hard copies
A copy of this Announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Michael Kors’ website at http://investors.michaelkors.com and Jimmy Choo’s website at www.jimmychooplc.com. For the avoidance of doubt, the contents of those websites are not incorporated into and do not form part of this Announcement.
Michael Kors Shareholders and Jimmy Choo Shareholders may request a hard copy of this Announcement by contacting the Michael Kors Corporate Secretary at its principal executive office in London during business hours on +44 (0) 207 632 8600 or by submitting a request in writing to the Michael Kors Corporate Secretary at 33 Kingsway, London WC2B 6UF (for Michael Kors Shareholders) or Equiniti Limited on 0371 384 2030 or +44 (0)121 415 7047 (from outside the UK) between 8:30 a.m. to 5:30 p.m., Monday to Friday (for Jimmy Choo Shareholders) or by submitting a request in writing to Equiniti Limited at Aspect House, Spencer Road, Lancing BN99 6DA. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN
PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD
CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH
JURISDICTION
25 July 2017
RECOMMENDED CASH ACQUISITION
of
JIMMY CHOO PLC
by
MICHAEL KORS HOLDINGS LIMITED
to be effected
by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006
1.	Introduction
The boards of directors of Michael Kors and Jimmy Choo announce that they have reached agreement on the terms of a recommended cash acquisition by which the entire issued and to be issued ordinary share capital of Jimmy Choo will be acquired by Michael Kors Bidco, a wholly‑owned subsidiary of Michael Kors having been specifically formed for the purpose of making the Acquisition. It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.
2.	The Acquisition
Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document, Scheme Shareholders who are on the register of members of Jimmy Choo at the Scheme Record Time will be entitled to receive:
for each Scheme Share          230 pence in cash
The Acquisition values Jimmy Choo’s entire issued and to be issued share capital at approximately £896 million on the basis of a fully diluted share capital of 389,737,588 Jimmy Choo Shares, calculated on the basis described in paragraph (a) of Appendix 2 to this Announcement.
The price of 230 pence per Jimmy Choo Share represents a premium of approximately:
—	36.5 per cent. to Jimmy Choo’s share price of 168.50 pence at the close of business on 21 April 2017, the last Business Day before the Jimmy Choo Directors announced the commencement of the formal sale process for Jimmy Choo under the terms of the Code;

—	42.7 per cent. to Jimmy Choo’s three month volume weighted average share price of 161.2 pence to 21 April 2017; and
—	59.6 per cent. to Jimmy Choo’s six month volume weighted average share price of 144.1 pence to 21 April 2017.
The Acquisition implies an enterprise value multiple of approximately 17.5 times Jimmy Choo’s Adjusted EBITDA for the 12 months ended 31 December 2016.
Michael Kors Bidco confirms that the offer price of 230 pence for each Jimmy Choo Share is final and will not be increased, except that Michael Kors Bidco reserves the right to increase the amount of the offer price if there is an announcement on or after the date of this Announcement of an offer or possible offer for Jimmy Choo by a third party offeror or potential offeror.
If, after the date of this Announcement and before the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid or becomes payable in respect of the Jimmy Choo Shares, Michael Kors Bidco reserves the right to reduce the consideration payable under the terms of the Acquisition by an amount up to the amount of such dividend and/or distribution and/or return of capital.
3.	Background to and reasons for the Acquisition
Jimmy Choo is a luxury accessories brand that offers an empowered sense of glamour and a playfully daring spirit. Since its inception in 1996, the company has offered distinctive, glamorous and fashion-forward products, with luxury footwear at the heart of its unique brand DNA. The brand began as a bespoke atelier that catered to the global luxury consumer, and continues to be popular with style icons around the globe, including celebrities, royalty, musicians and heads of state. Jimmy Choo offers exceptionally crafted products of the highest quality, with a design team that is at the forefront of interpreting fashion trends in footwear and accessories. The collections reflect a mix of iconic, timeless products that appeal to a broader audience, as well as innovative offerings that are targeted to fashion trendsetters globally.
With approximately 150 company-operated retail stores, 560 multi-brand doors, and more than 60 franchise stores in premier locations worldwide, Jimmy Choo has a successful, balanced distribution network. The company has a strong presence in Europe, the Middle East, the Americas and Asia. In addition, Jimmy Choo continues to invest significantly in its online platform, which has experienced strong revenue growth in recent years.
Jimmy Choo also continues to build its presence in accessories and men’s shoes. The Jimmy Choo brand has a natural authority in men’s evening shoes, adding a twist to classic shapes, and has also seen strong growth in luxury active footwear. By integrating a dual gender product portfolio into its retail stores, Jimmy Choo expects to unlock additional value from this fast growing segment of the business.
Michael Kors believes it is the ideal partner for Jimmy Choo and is well positioned to support Jimmy Choo’s continued growth. Michael Kors intends to apply the experiences, infrastructure and capabilities that it has developed as a company over the course of its own worldwide growth as a luxury fashion brand.
Michael Kors believes that the Acquisition will deliver a number of benefits to Michael Kors and its shareholders, including:
—	the opportunity to grow Jimmy Choo sales to $1 billion;
—	a more balanced portfolio with greater product diversification;
—	an enhanced positioning in the attractive and growing luxury footwear segment;
—	opportunity to grow in the men’s luxury footwear category;
—	further expansion in the luxury accessories market;
—	greater exposure to global markets, particularly the fast-growing market in Asia; and
—	the potential to create long-term operational synergies.
Following the Acquisition, Michael Kors expects Jimmy Choo to operate as it does today under its existing management team, including Chief Executive Officer Pierre Denis, Creative Director Sandra Choi and Chief Financial Officer Jonathan Sinclair, within the Michael Kors organisation, so as to ensure that the DNA of the Jimmy Choo brand is maintained and best positioned for future development and growth.
Michael Kors believes that the Acquisition enhances the economic value of Michael Kors and will drive improved long-term shareholder value. The Acquisition is expected to be earnings accretive on a GAAP basis in fiscal 2020.
Michael Kors believes its strong credit metrics are consistent with an investment grade credit profile. Michael Kors is committed to maintaining an investment grade credit profile, which includes targeting a lease-adjusted leverage ratio of 2.0x to 2.25x. Following the Acquisition, Michael Kors expects pro forma leverage to be slightly above its target range, and will adjust its capital allocation to prioritise debt reduction.
The Acquisition is expected to close during the fourth calendar quarter of 2017.
4.	Recommendation
The Jimmy Choo Directors, who have been so advised by BofA Merrill Lynch and Citi as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable.
Accordingly, the Jimmy Choo Directors intend unanimously to recommend Jimmy Choo Shareholders to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting. The Jimmy Choo Directors have irrevocably undertaken to vote (or to procure or direct that the registered holders of Jimmy Choo Shares of which they are the beneficial holders or in which they are interested vote) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of the 5,055,375 Jimmy Choo Shares of which they are the beneficial holders or in which they are interested, representing, in aggregate, approximately 1.297 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement). In providing their advice to the Jimmy Choo Directors, BofA Merrill Lynch and Citi have taken into account the commercial assessments of the Jimmy Choo Directors. BofA Merrill Lynch and Citi are providing independent financial advice to the Jimmy Choo Directors for the purposes of Rule 3 of the Code.
BofA Merrill Lynch and Citi have given and not withdrawn their consent to the inclusion in this Announcement of references to their advice to the Jimmy Choo Directors in the form and context in which they appear.
5.	Background to and reasons for the recommendation
Jimmy Choo, one of the leading 21st century global luxury brands, was acquired by JAB Luxury in 2011 and, following a period of significant investment and development of the brand, the company was listed on the London Stock Exchange in 2014. Following this, Jimmy Choo continued to grow, with expansion of the retail store network in Asia, successful roll-out of Omnichannel and strong momentum in the rapidly growing men’s shoes category. Today, Jimmy Choo remains one of the most well-known names in the luxury sector with a strong standalone investment case hinged around Jimmy Choo’s iconic, powerful brand DNA.
After careful consideration of the Jimmy Choo’s prospects and the relative approach to value for luxury goods companies in the private and public markets, the Jimmy Choo Directors announced on 24 April 2017 that they had decided to conduct a review of the strategic options available to Jimmy Choo in order to deliver maximum value for shareholders (the “Review”). With JAB Luxury’s strategic focus gradually shifting away from luxury goods to every day consumer goods, JAB Luxury has been supportive of this decision. The Review included investigating whether a third party would make an offer to acquire the entire issued and to be issued share capital of Jimmy Choo, providing all Jimmy Choo Shareholders with immediate and certain value, to fully reflect Jimmy Choo’s prospects.
In order to solicit third party offers for Jimmy Choo, the Jimmy Choo Directors conducted a full and thorough auction process to identify a potential new owner for Jimmy Choo. Initial proposals were received based upon publicly available information, with selected interested parties invited to access further due diligence information based on the attractiveness and certainty of their proposal. The selected interested parties were then invited to submit final, binding proposals for Jimmy Choo.
Following the provision of further due diligence information, the Jimmy Choo Directors received a proposal from Michael Kors which they believe represents the most attractive proposal for Jimmy Choo and its shareholders and represents a significant premium to Jimmy Choo’s share price prior to the announcement of the Review.

In recommending the Acquisition, the Jimmy Choo Directors have taken into account a number of factors, including:
—	notwithstanding the attractive prospects of the standalone business, the Acquisition allows Jimmy Choo Shareholders to realise their full investment in Jimmy Choo at an attractive valuation that recognises Jimmy Choo’s prospects and growth potential;
—	the certainty of the Acquisition and its ability to deliver upfront in cash the value of the business;
—	the Acquisition implies a 59.6 per cent premium to Jimmy Choo’s six month volume weighted average share price of 144.1 pence to 21 April 2017, and a 36.5 per cent premium to Jimmy Choo’s share price of 168.50 at the close of business on 21 April 2017 (being the last Business Day before the announcement of the Review);
—	the Acquisition implies an enterprise value multiple of approximately 17.5 times Jimmy Choo’s Adjusted EBITDA for the 12 months ended 31 December 2016; and
—	the Jimmy Choo Directors recognise Jimmy Choo’s ownership structure and that the Acquisition has the full support of Jimmy Choo’s largest shareholder, JAB Luxury, which controls approximately 67.660% per cent of the ordinary share capital of Jimmy Choo and has given an irrevocable undertaking to vote in favour of the Acquisition.
Further, the Jimmy Choo Directors believe Jimmy Choo’s employees, customers and other stakeholders will benefit from the opportunities provided by a combination with Michael Kors.
Following careful consideration of the above factors, the Jimmy Choo Directors intend unanimously to recommend the Acquisition to Jimmy Choo Shareholders. The Jimmy Choo Directors have irrevocably undertaken to vote (or to procure or direct that the registered holders of Jimmy Choo Shares of which they are the beneficial holders or in which they are interested vote) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of the 5,055,375 Jimmy Choo Shares of which they are the beneficial holders or in which they are interested, representing, in aggregate, approximately 1.297 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement).
6.	Irrevocable undertakings
Michael Kors has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting from JAB Luxury, Jimmy Choo’s majority shareholder, in respect of 263,714,153 Jimmy Choo Shares representing, in aggregate, approximately 67.660 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement). The irrevocable undertaking given by JAB Luxury will only cease to be binding if: (i) Michael Kors or Michael Kors Bidco does not proceed with the Acquisition; (ii) the Scheme or Takeover Offer lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.7 of the Code, at the same time; or (iii) the Scheme or Takeover Offer does not become effective before the Longstop Date.
Michael Kors has also received irrevocable undertakings to vote (or to procure or direct that the registered holders of Jimmy Choo Shares of which they are the beneficial holders or in which they are interested vote) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting from the Jimmy Choo Directors and Sandra Choi in respect of the 6,024,989 Jimmy Choo Shares of which they are the beneficial holders or in which they are interested, representing, in aggregate, approximately 1.546 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement). The irrevocable undertakings given by the Jimmy Choo Directors and Sandra Choi will cease to be binding if: (i) Michael Kors or Michael Kors Bidco does not proceed with the Acquisition; (ii) the Scheme or Takeover Offer lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.7 of the Code, at the same time; or (iii) the Scheme or Takeover Offer does not become effective before the Longstop Date.
The irrevocable undertaking from Pierre Denis has been provided in respect of 2,684,489 Jimmy Choo Shares pledged in favour of HSBC Bank plc (“Pledged Shares”) and held by a HSBC Bank plc nominee entity (“HSBC Nominee”). Pierre Denis has agreed to direct that HSBC Nominee complies with the provisions of the irrevocable undertaking, other than in circumstances where such compliance is prevented by HSBC Bank plc exercising its rights in respect of the Pledged Shares following the occurrence of an event of default.
In total, therefore, Michael Kors has received irrevocable undertakings to vote (or procure or direct that the registered holders of Jimmy Choo Shares of which they are the beneficial holders or in which they are interested vote) in favour of the Scheme at the Court Meeting and the relevant resolutions to be proposed at the General Meeting in respect of 269,739,142 Jimmy Choo Shares representing, in aggregate, approximately 69.210 per cent. of the existing ordinary share capital of Jimmy Choo in issue on 21 July 2017 (being the latest practicable date prior to this Announcement).
Further details of these irrevocable undertakings are set out in Appendix 3 to this Announcement.
7.	Information relating to Michael Kors and Michael Kors Bidco
Michael Kors
Michael Kors is a global luxury fashion brand led by a world-class management team and a renowned, award-winning designer. Since launching his namesake brand over

35 years ago, Michael Kors has featured distinctive designs, materials and craftsmanship with a jet-set aesthetic that combines stylish elegance and a sporty attitude. Mr. Michael Kors’ vision has taken Michael Kors from its beginnings as an American luxury sportswear house to a global accessories, footwear and apparel company with a presence in over 100 countries.
Michael Kors operates in three segments – retail, wholesale and licensing – and has a global distribution network focused on company-operated retail stores, leading department stores, specialty stores and select licensing partners. In the fiscal year ended 1 April 2017 and as of 1 April 2017 respectively, the three segments accounted for:
—	Retail: approximately 57.2% of total revenue and 827 retail stores, including concessions, and e-commerce sites across the Americas, Europe and Asia;
—	Wholesale: approximately 39.5% of total revenue and approximately 1,604 department stores and 2,003 specialty store across the Americas, Europe and Asia; and
—	Licensing: approximately 3.3% of total revenue and consists primarily of royalties earned on licensed products and geographic licences.
Michael Kors offers three primary collections: the Michael Kors Collection luxury line, the MICHAEL Michael Kors accessible luxury line and the Michael Kors Mens line. Taken together, the primary collections target a broad customer base while retaining Michael Kors’ premium luxury image.
For the fiscal year ended 1 April 2017, Michael Kors reported turnover of $4,348 million and net profit of $553 million. As of 1 April 2017, Michael Kors had 13,702 employees.
Michael Kors Bidco
Michael Kors Bidco is a wholly-owned direct subsidiary of Michael Kors, which was established for the purposes of making the Acquisition.
8.	Information relating to Jimmy Choo
Jimmy Choo encompasses a complete luxury lifestyle accessories brand. Women’s shoes remain the heart of the product offer, alongside handbags, small leather goods, scarves, sunglasses, eyewear, belts, fragrance and men's shoes.
Jimmy Choo has a global store network encompassing 150 stores as at 31 December 2016, a high quality network of wholesale distributors, a growing e-commerce business and is present in the most prestigious department and specialty stores worldwide. As at 31 December 2016, Jimmy Choo had 1,278 employees.
Jimmy Choo manages its business through three divisions, Retail (67.0% of revenue in 2016), Wholesale (29.5% of revenue in 2016) and Other, which primarily relates to licensed income from Fragrance and Eyewear (3.5% of revenue in 2016). The geographic split for Jimmy Choo’s revenue in 2016 was EMEA (41.5%), Americas (28.7%), Japan (14.3%) and Asia ex-Japan (15.5%).
For the fiscal year ended 31 December 2016, Jimmy Choo reported revenue of £364.0 million, Adjusted EBITDA of £59.0 million, operating profit of £42.5 million and Adjusted Consolidated Net Income of £24.3 million.
9.	Financing
Michael Kors Bidco intends to finance the cash consideration payable by Michael Kors Bidco to Scheme Shareholders from third party debt as described below.
Michael Kors and certain other members of the Michael Kors Group have entered into the Bridge Credit Agreement with, among others, JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA, providing for a term loan facility in the principal amount of £1.115 billion, the proceeds of which will be used to fund the cash consideration payable by Michael Kors Bidco to Scheme Shareholders in connection with the Acquisition. Michael Kors has secured the fully committed bridge financing from J.P. Morgan, as Lead Arranger and Administrative Agent, and Goldman Sachs Bank USA, as Joint Lead Arranger and Syndication Agent. Such term loan facility will mature on the date that is 364 days from the initial borrowing date thereunder, will be unsecured and will have terms similar to the existing revolving credit facility of Michael Kors and certain other members of the Michael Kors Group with JPMorgan Chase Bank, N.A. It is currently contemplated that the commitments under the Bridge Credit Agreement will be reduced or refinanced with the proceeds of long-term senior unsecured debt to take place after signing and before the Effective Date. Jimmy Choo confirms that it will provide Michael Kors with reasonable assistance in connection with any such debt financing and filings required to be made by Michael Kors with the U.S. Securities and Exchange Commission (any such assistance to be at Michael Kors’ cost and subject to customary hold harmless arrangements).
Goldman Sachs and J.P. Morgan are satisfied that sufficient cash resources are available to Michael Kors Bidco to enable it to satisfy in full the cash consideration payable to Scheme Shareholders under the terms of the Acquisition.
Further information on the financing of the Acquisition will be set out in the Scheme Document.
10.	Management, employees and locations
Michael Kors considers the principal rationale for the Acquisition to be strategic in nature and believes it is the ideal partner for Jimmy Choo and is well positioned to support Jimmy Choo’s continued growth. Michael Kors intends to apply the experiences, infrastructure and capabilities that it has developed as a company over the course of its own worldwide growth as a luxury fashion brand to:
—	support the growth of Jimmy Choo through retail store openings and further development of its online presence;

—	expand Jimmy Choo’s product offering within its existing categories, in particular handbags and small leather goods; and
—	leverage the benefits of scale and capability that derive from being part of a larger family of brands.
Consistent with this approach, Michael Kors expects that, following completion of the Acquisition, Jimmy Choo will operate as it does today under its existing management team, including Pierre Denis, Sandra Choi and Jonathan Sinclair, within the Michael Kors organisation, so as to ensure that the DNA of the Jimmy Choo brand is maintained and best positioned for future development and growth. Michael Kors attaches great importance to the skills and experience of Jimmy Choo’s existing management and employees and believes that they will benefit from greater opportunities as Jimmy Choo continues to develop and grow within Michael Kors.
No decisions have been made by Michael Kors in relation to any integration of Jimmy Choo with the Michael Kors organisation and no detailed discussions have been held between Michael Kors and Jimmy Choo in this regard.
Michael Kors and each of Pierre Denis, Sandra Choi and Jonathan Sinclair have begun discussions over the appropriate incentivisation arrangements to be put in place following completion of the Acquisition and have reached agreement in principle over the terms of such arrangements, which shall confer additional benefits and incentives above those set out in Pierre Denis, Sandra Choi and Jonathan Sinclair’s existing service contracts. In particular, such additional benefits and incentives include:
—	the ability to participate in the Michael Kors executive bonus plan commencing with the Michael Kors fiscal year ending 30 March 2019; and
—	a one-time long-term incentive grant and ongoing long-term incentive grants from June 2018 with time-based and/or performance-based vesting conditions under the Michael Kors equity incentive plan.
BofA Merrill Lynch and Citi have advised the Jimmy Choo Directors that the arrangements set out above are fair and reasonable. In providing their advice to the Jimmy Choo Directors, BofA Merrill Lynch and Citi have taken into account the commercial assessments of the Jimmy Choo Directors. JAB Luxury, Jimmy Choo’s majority shareholder, has also confirmed that it supports the incentive arrangements.
Following completion of the Acquisition, Michael Kors has agreed that the contractual and statutory employment rights and accrued pension rights of all Jimmy Choo employees will be fully safeguarded and the contractual and other entitlements in relation to pension and employment rights of existing employees will be complied with.
11.	Jimmy Choo Share Scheme
Michael Kors, Michael Kors Bidco and Jimmy Choo have agreed that, in relation to options and awards to acquire Jimmy Choo Shares granted under the Jimmy Choo

Share Scheme, Michael Kors Bidco will make appropriate proposals to the holders of such options and awards in accordance with Rule 15 of the Code. Further details of these arrangements will be set out in the Scheme Document and communicated in separate letters to be sent to participants in due course.
The Jimmy Choo Remuneration Committee intends to use its discretion to permit the options and awards under the Jimmy Choo Share Scheme to vest upon the Court sanction of the Scheme on a time pro-rated basis to reflect the period elapsed from the date of grant and the vesting date.
12.	Offer-related Arrangements
Jimmy Choo Confidentiality Agreement
Michael Kors and Jimmy Choo have entered into a confidentiality agreement dated 15 June 2017 (the “Jimmy Choo Confidentiality Agreement”) pursuant to which Michael Kors has undertaken, among other things, to: (a) keep confidential information relating to the Acquisition and Jimmy Choo and not to disclose such confidential information to third parties unless permitted by the terms of the Jimmy Choo Confidentiality Agreement; and (b) use the confidential information for the sole purpose of evaluating, negotiating, advising upon or implementing the potential Acquisition. With certain exceptions, the confidentiality obligations will expire upon the later of: (i) 24 months from the date of the Jimmy Choo Confidentiality Agreement; and (ii) one year from the date on which the Acquisition either lapses or is successfully completed.
The Jimmy Choo Confidentiality Agreement also contains undertakings from Michael Kors that for a period of 12 months from the date of the Jimmy Choo Confidentiality Agreement, Michael Kors, any of its group undertakings and certain other associated persons shall not, without the prior written consent of Jimmy Choo, acquire or offer to acquire any interest in shares or other securities of Jimmy Choo (which undertaking ceases as at the date of this Announcement) and that, for a period of 18 months from the date of the Jimmy Choo Confidentiality Agreement, Michael Kors and its group undertakings shall not, without Jimmy Choo’s prior written consent, solicit certain employees, officers, suppliers or customers of Jimmy Choo, subject to customary carve-outs.
Michael Kors Confidentiality Agreement
Michael Kors and Jimmy Choo have entered into a confidentiality agreement dated 28 June 2017 (the “Michael Kors Confidentiality Agreement”) pursuant to which Jimmy Choo has undertaken, among other things, to: (a) keep confidential information relating to the Acquisition and Michael Kors and not to disclose it to third parties (other than JAB Luxury and any of JAB Luxury’s group undertakings) unless permitted by the terms of the Michael Kors Confidentiality Agreement; and (b) use the confidential information for the sole purpose of evaluating, negotiating, advising upon or implementing the potential Acquisition. With certain exceptions, the confidentiality obligations will expire upon the later of: (i) 24 months from the date of the Michael Kors Confidentiality Agreement; and (ii) one year from the date on which the Acquisition either lapses or is successfully completed.
The Michael Kors Confidentiality Agreement also contains undertakings from Jimmy Choo that for a period of 18 months from the date of the Michael Kors Confidentiality Agreement, Jimmy Choo and its group undertakings shall not, without Michael Kors’ prior written consent, solicit certain employees, officers, suppliers or customers of Michael Kors, subject to customary carve-outs.
Cooperation Agreement
Michael Kors, Michael Kors Bidco and Jimmy Choo have entered into a cooperation agreement dated 25 July 2017 (the “Cooperation Agreement”), the key terms of which are summarised below.
Michael Kors and Michael Kors Bidco have undertaken, amongst other things, to use best endeavours to obtain regulatory clearances from the relevant authorities in respect of the Acquisition. Michael Kors, Michael Kors Bidco and Jimmy Choo have agreed to certain undertakings to co-operate and provide each other with reasonable information and assistance in relation to the filings, notifications and submissions to be made in relation to such regulatory clearances and authorisations. Michael Kors and Michael Kors Bidco have also agreed to provide Jimmy Choo with reasonable information, assistance and access for the preparation of key shareholder and Scheme documentation.
The Cooperation Agreement shall terminate (save in respect of certain surviving provisions):
—	if Michael Kors, Michael Kors Bidco and Jimmy Choo so agree in writing;
—	upon service of written notice from Michael Kors to Jimmy Choo if the Scheme Document or Offer Document does not include the Jimmy Choo Board Recommendation, or Jimmy Choo makes an announcement prior to the publication of such document(s) that: (i) the Jimmy Choo Directors no longer intend to make such recommendation or intend to adversely modify or qualify such recommendation; (ii) it will not convene the Court Meeting or the General Meeting; or (iii) it intends not to post the Scheme Document;
—	upon service of written notice from Michael Kors to Jimmy Choo if the Jimmy Choo Directors withdraw, adversely modify or adversely qualify the Jimmy Choo Board Recommendation;
—	upon service of written notice from Michael Kors to Jimmy Choo prior to the Longstop Date, if: (i) any Condition which has not been waived is or becomes incapable of satisfaction by the Longstop Date and, notwithstanding that Michael Kors and/or Michael Kors Bidco has the right to waive such Condition, Michael Kors and/or Michael Kors Bidco will not do so; or (ii) any Condition which is incapable of waiver is or becomes incapable of satisfaction by the Longstop Date (in each case, if invocation of the relevant Condition is permitted by the Panel);

—	upon service of written notice from Michael Kors to Jimmy Choo if the relevant resolutions are not passed at the Court Meeting or General Meeting;
—	upon service of written notice from Michael Kors to Jimmy Choo if the Jimmy Choo Directors recommend a competing offer or a competing offer completes, becomes effective or is declared unconditional in all respects;
—	upon service of written notice by Michael Kors to Jimmy Choo or by Jimmy Choo to Michael Kors if a Break Payment Event or an Inducement Payment Event occurs;
—	if the Acquisition is, with the permission of the Panel, withdrawn or lapses in accordance with its terms prior to the Longstop Date (other than where: (i) such lapse or withdrawal is as a result of the exercise of Michael Kors’ right to effect a switch to a Takeover Offer; or (ii) it is otherwise to be followed within five Business Days by an announcement under Rule 2.7 of the Code made by Michael Kors or a person acting in concert with Michael Kors to implement the Acquisition by a different offer or scheme on substantially the same or improved terms); or
—	if the Effective Date has not occurred on or before the Longstop Date.
Michael Kors has agreed to pay a break fee to Jimmy Choo of £17.92 million if: (i) on or prior to the Longstop Date, Michael Kors or Michael Kors Bidco invokes (and is permitted by the Panel to invoke) any of the Regulatory Conditions so as to cause the Acquisition not to proceed, lapse or be withdrawn; (ii) a Rule 12 Event take place on or prior to the Longstop Date; or (iii) any Regulatory Condition is not satisfied or waived by Michael Kors or Michael Kors Bidco by 11.59 p.m. on the date which is 14 days prior to the Longstop Date (each, a “Break Payment Event”). However, no payment will be made if, in certain limited circumstances, Jimmy Choo or JAB Luxury fails to submit the notification under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, for which it is responsible at least 70 calendar days prior to the Longstop Date or Jimmy Choo breaches certain obligations where such breach has caused or substantially contributed to Michael Kors’ inability to satisfy the Regulatory Conditions by no later than 14 days prior to the Longstop Date.
Jimmy Choo has agreed to pay an inducement fee to Michael Kors of £8.96 million if a competing proposal completes, becomes effective or is declared or becomes unconditional in all respects (each, an “Inducement Payment Event”).
Michael Kors, Michael Kors Bidco and Jimmy Choo have also agreed to the implementation of certain matters relating to the treatment of awards and options under the Jimmy Choo Share Scheme and certain other employee-related arrangements.
Michael Kors has agreed to provide a guarantee in respect of Michael Kors Bidco’s obligations under the Cooperation Agreement.
Michael Kors and Jimmy Choo intend to implement the Acquisition by way of the Scheme, subject to the ability of Michael Kors, with the consent of the Panel and in accordance with the terms of the Cooperation Agreement, to proceed by way of a Takeover Offer on terms more fully described in paragraph 19 below.
Joint Defence Agreement
Michael Kors, Jimmy Choo and their respective external legal counsels have entered into a joint defence agreement dated 28 June 2017 (the “Joint Defence Agreement”), the purpose of which is to ensure that the exchange and disclosure of certain materials relating to the parties take place only between their respective external legal counsels and external experts, are ring-fenced and preserve the confidentiality of such materials and do not result in a waiver of privilege, right or immunity that might otherwise be available.
13.	Structure of the Acquisition
It is intended that the Acquisition will be implemented by means of a Court-sanctioned scheme of arrangement between Jimmy Choo and the Scheme Shareholders under Part 26 of the Companies Act. The Scheme is an arrangement between Jimmy Choo and the Scheme Shareholders. The procedure involves, among other things, an application by Jimmy Choo to the Court to sanction the Scheme, in consideration for which Scheme Shareholders will receive cash on the basis described in paragraph 2 above. The purpose of the Scheme is to provide for Michael Kors Bidco to become the owner of the entire issued and to be issued share capital of Jimmy Choo.
The Scheme is subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement and to the full terms and conditions to be set out in the Scheme Document, and will only become effective if, among other things, the following events occur on or before the Longstop Date or such later date as Michael Kors Bidco and Jimmy Choo agree:
—	a resolution to approve the Scheme is passed by a majority in number of the Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting, either in person or by proxy, representing 75 per cent. or more in value of the Scheme Shares held by those Scheme Shareholders;
—	the Special Resolution necessary to implement the Scheme is passed at the General Meeting (which will require the approval of Jimmy Choo Shareholders representing at least 75 per cent. of the votes cast at the General Meeting);
—	following the Court Meeting and General Meeting, the Scheme is sanctioned by the Court (with or without modification, on terms agreed by Michael Kors Bidco and Jimmy Choo); and
—	an office copy of the Scheme Court Order is delivered to the Registrar of Companies.
Upon the Scheme becoming effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court

Meeting and the General Meeting (and if they attended and voted, whether or not they voted in favour); and (ii) share certificates in respect of Jimmy Choo Shares will cease to be of value and should be destroyed and entitlements to Jimmy Choo Shares held within the CREST system will be cancelled.
Any Jimmy Choo Shares issued before the Scheme Record Time will be subject to the terms of the Scheme. The Special Resolution to be proposed at the General Meeting will, among other matters, provide that the Jimmy Choo Articles be amended to incorporate provisions requiring any Jimmy Choo Shares issued after the Scheme Record Time (other than to Michael Kors Bidco and/or its nominees) to be automatically transferred to Michael Kors Bidco on the same terms as the Acquisition (other than terms as to timings and formalities). The provisions of the Jimmy Choo Articles (as amended) will avoid any person (other than Michael Kors Bidco and its nominees) holding shares in the capital of Jimmy Choo after the Effective Date.
The Scheme shall lapse if the Scheme does not become effective by the Longstop Date, provided however that the deadline for the Scheme to become effective may be extended by agreement between Michael Kors Bidco and Jimmy Choo, with the consent of the Court or Panel, if required. Michael Kors reserves the right, subject to Panel consent and the terms of the Cooperation Agreement, to elect to implement the Acquisition by way of a Takeover Offer on terms more fully described in paragraph 19 below.
The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting. The Scheme Document will also contain the expected timetable for the Acquisition, and will specify the necessary actions to be taken by Jimmy Choo Shareholders. The Scheme Document together with Forms of Proxy will be posted to Jimmy Choo Shareholders and, for information only, to persons with information rights and to holders of options and awards granted under the Jimmy Choo Share Scheme, as soon as practicable. Subject, among other things, to the satisfaction or waiver of the Conditions, it is expected that the Scheme will become effective in the fourth calendar quarter of 2017.
14.	Conditions, antitrust approvals and notifications
The Acquisition is conditional on receiving competition clearance from the relevant authorities in the EU, the US and Russia.
In addition to the competition clearances, the Acquisition is also conditional upon the satisfaction of the formal conditions required to be satisfied in connection with the Scheme as set out in Appendix 1 to this Announcement, including:
—	the approval of the Scheme by a majority in number of the Scheme Shareholders present and voting (and entitled to vote), representing not less than 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting;
—	the approval of the Special Resolution at the General Meeting by the Jimmy Choo Shareholders by the requisite majority at the General Meeting; and

—	the sanction of the Scheme by the Court and the registration of the Scheme Court Order with the Registrar of Companies.
15.	Delisting and re-registration
It is intended that dealings in Jimmy Choo Shares will be suspended at 5.00 p.m. London time on the Business Day prior to the Effective Date. It is further intended that an application will be made to the UK Listing Authority for the cancellation of the listing of the Jimmy Choo Shares on the Official List and to the London Stock Exchange for the cancellation of trading in Jimmy Choo Shares on the London Stock Exchange’s main market for listed securities, with effect as of or shortly following the Effective Date.
It is also intended that, following the Scheme becoming effective, Jimmy Choo will be re-registered as a private company under the relevant provisions of the Companies Act.
16.	Disclosure of interests in Jimmy Choo relevant securities
Except for the irrevocable undertakings referred to in paragraph 6 above, as at close of business on 21 July 2017 (being the latest practicable date prior to the date of this Announcement), neither Michael Kors Bidco, nor any of the directors of Michael Kors Bidco or any member of the Michael Kors Group, nor, so far as the directors of Michael Kors Bidco are aware, any person acting in concert with Michael Kors Bidco for the purposes of the Acquisition had any interest in, right to subscribe for, or had borrowed or lent any Jimmy Choo Shares or securities convertible or exchangeable into Jimmy Choo Shares, nor did any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to take delivery, or any dealing arrangement of the kind referred to in Note 11 of the definition of acting in concert in the Code, in relation to Jimmy Choo Shares or in relation to any securities convertible or exchangeable into Jimmy Choo Shares.
In the interests of secrecy prior to this Announcement, Michael Kors and Michael Kors Bidco have not made any enquiries in respect of the matters referred to in this paragraph of certain parties who may be deemed by the Panel to be acting in concert with Michael Kors Bidco for the purposes of the Scheme. Enquiries of such parties will be made as soon as practicable following the date of this Announcement and Michael Kors Bidco confirms that further disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Code will be made as soon as possible, if required.
17.	Overseas Shareholders
The availability of the Acquisition and the distribution of this Announcement to Jimmy Choo Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Jimmy Choo Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.
This Announcement does not constitute an offer for sale for any securities or an offer or an invitation to purchase any securities. Jimmy Choo Shareholders are advised to read carefully the Scheme Document and related Forms of Proxy once these have been dispatched.
18.	Documents published on website
Copies of the following documents will, by no later than 12 noon (London time) on 26 July 2017, be published on Jimmy Choo’s website at www.jimmychooplc.com and Michael Kors’ website at http://investors.michaelkors.com until the end of the Acquisition:
•	this Announcement;
•	the irrevocable undertakings referred to in paragraph 6 above;
•	the Bridge Credit Agreement referred to in paragraph 9 and the related fee and syndication letter;
•	the Jimmy Choo Confidentiality Agreement referred to in paragraph 12 above;
•	the Michael Kors Confidentiality Agreement referred to in paragraph 12 above;
•	the Cooperation Agreement referred to in paragraph 12 above; and
•	the Joint Defence Agreement referred to in paragraph 12 above.
19.	General
Michael Kors reserves the right, subject to Panel consent and the terms of the Cooperation Agreement, to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme if: (i) Jimmy Choo consents; (ii) a third party announces a firm intention to make an offer for Jimmy Choo; or (iii) the Jimmy Choo Directors withdraw their recommendation of the Acquisition. If the Acquisition is implemented by way of a Takeover Offer, the Acquisition will be implemented on substantially the same terms as those which would apply to the Scheme (subject to appropriate amendments) and, in particular, the acceptance condition applicable to the Acquisition shall be set at not more than 75 per cent. of the issued Jimmy Choo Shares to which the Takeover Offer relates.
The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement and the further terms and conditions set out in the Scheme Document when issued.

The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.
The bases and sources of certain financial information contained in this Announcement are set out in Appendix 2 to this Announcement. Certain terms used in this Announcement are defined in Appendix 4 to this Announcement.
Enquiries
Michael Kors
Christina Coronios	+1 201 691 6133 InvestorRelations@MichaelKors.com
ICR, Inc.
Jean Fontana (investor relations)	+1 646 277 1214 jean.fontana@icrinc.com
Alecia Pulman (media)	+1 646 277 1231 KorsPR@icrinc.com
Goldman Sachs (lead financial adviser to Michael Kors)
David Friedland Jennifer Davis	+1 212 902 1000
Nick Harper	+44 (0) 20 7774 1000
J.P. Morgan (financial adviser to Michael Kors)
Nikolas Johnston Lorenzo Colonna di Paliano	+1 212 270 6000
Dwayne Lysaght Adam Laursen	+44 (0) 207 742 4000

Jimmy Choo
Montfort Communications
Hugh Morrison Sophie Arnold	+44 (0) 203 514 0897

Abernathy MacGregor
Tom Johnson	+1 212 371 5999

BofA Merrill Lynch (financial adviser to Jimmy Choo)
Federico Aliboni Luca Ferrari	+44 (0) 20 7628 1000

Citi (financial adviser to Jimmy Choo)
Jeffrey Schackner Simon Lindsay	+44 (0) 20 7986 4000

Liberum (corporate broker to Jimmy Choo)
Peter Tracey John Fishley	+44 (0) 20 3100 2000

RBC Capital Markets (corporate broker to Jimmy Choo)
Darrell Uden Will Smith	+44 (0) 20 7653 4000

Shareholder Helpline (8.30 a.m. to 5.30 p.m., Monday to Friday)
Equiniti Limited	0371 384 2030 +44 (0) 121 415 7047 (Outside the UK)
Further information
This Announcement is for information purposes only and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Jimmy Choo in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document or Offer Document or any document by which the Acquisition is made, which will contain the full terms and conditions of the Acquisition including details of how to vote in respect of the Acquisition. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis on the information contained in the Scheme Document.
Please be aware that addresses, electronic addresses and certain other information provided by Jimmy Choo Shareholders, persons with information rights and other relevant persons for the receipt of communications from Jimmy Choo may be provided to Michael Kors Bidco during the offer period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c).
Goldman Sachs, which is authorised by the PRA and regulated by the FCA and the PRA in the UK, is acting exclusively for Michael Kors and Michael Kors Bidco in connection with the matters set out in this Announcement and for no one else and will not regard any other person as its client in relation to the Acquisition and the other matters referred to in this Announcement and will not be responsible to anyone other than Michael Kors and Michael Kors Bidco for providing the protections afforded to clients of Goldman Sachs or for providing advice in connection with the Acquisition and any other matter referred to in this Announcement.
J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove and which is authorised in the United Kingdom by the PRA and regulated in the United Kingdom by the PRA and the FCA) (“J.P. Morgan”), is acting exclusively for Michael Kors and Michael Kors Bidco in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Michael Kors and Michael Kors Bidco for providing the protections afforded to their clients, or for giving advice in connection with any matter referred to in this Announcement.
Merrill Lynch International ("BofA Merrill Lynch"), a subsidiary of Bank of America Corporation, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for Jimmy Choo in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.
Citigroup Global Markets Limited ("Citi"), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for Jimmy Choo in connection with the matters set out in this Announcement and for no one else and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matters referred to in this Announcement.
Liberum Capital Limited (“Liberum”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Jimmy Choo and no one else in connection with the Acquisition and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients, nor for providing advice in relation to the Acquisition or in relation to the contents of this Announcement or any transaction or arrangement referred to in this Announcement.
RBC Europe Limited (trading as RBC Capital Markets), which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting exclusively for Jimmy Choo and no one else in connection with the Acquisition and will not be responsible to anyone other than Jimmy Choo for providing the protections afforded to its clients, nor for providing advice in relation to the Acquisition or in relation to the contents of this Announcement or any transaction or arrangement referred to in this Announcement.
Overseas Shareholders
The release, publication or distribution of this Announcement in certain jurisdictions may be restricted by law. Persons who are not resident in the United Kingdom or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Jimmy Choo Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of England and Wales.
Unless otherwise determined by Michael Kors Bidco or required by the Code, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Scheme by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction. If the Acquisition is implemented by way of Takeover Offer, unless otherwise permitted by applicable law or regulation, the Takeover Offer may not be made, directly or indirectly, in or into or by use of mail or any other means or instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.
The availability of the Acquisition to Jimmy Choo Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.
Further details in relation to Overseas Shareholders will be contained in the Scheme Document.
Additional information for US investors
The Acquisition relates to the shares of an English company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. Neither the proxy solicitation rules nor the tender offer rules under the US Exchange Act will apply to the Acquisition. Moreover, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom and under the Code to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. If, in the future, Michael Kors exercises the right to implement the proposed acquisition by way of a takeover offer, the proposed acquisition will be made in compliance with applicable U.S. laws and regulations, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder. Financial information included in this Announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.
It may be difficult for US holders of Jimmy Choo Shares to enforce their rights and claims arising out of the US federal securities laws, since Michael Kors Bidco and Jimmy Choo are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US holders of Jimmy Choo Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.
The receipt of cash pursuant to the Acquisition by a US holder as consideration for the transfer of its Scheme Shares pursuant to the Scheme will likely be a taxable transaction for United States federal income tax purposes and potentially under any applicable United States state or local, as well as foreign and other, tax laws. Each Jimmy Choo Shareholder is urged to consult his or her independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him or her.
Forward-looking statements
This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by Michael Kors, Michael Kors Bidco and Jimmy Choo contain statements which are, or may be deemed to be, “forward-looking statements”. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Michael Kors, Michael Kors Bidco and Jimmy Choo about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this Announcement include statements relating to the expected effects of the Acquisition on Michael Kors, Michael Kors Bidco and Jimmy Choo, the expected timing and scope of the Acquisition and other statements other than historical facts. All statements other than statements of historical facts included in this Announcement may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “estimates”, “synergy”, “cost-saving”, “projects”, “goal”, “strategy”, “budget”, “forecast” or “might”, or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Jimmy Choo’s and Michael Kors’ operations and benefits from the Acquisition; and (iii) the effects of government regulation on Michael Kors’, Michael Kors Bidco’s or Jimmy Choo’s business.
These forward-looking statements are not guarantees of future financial performance. Except as expressly provided in this Announcement, they have not been reviewed by the auditors of Michael Kors or Jimmy Choo or their respective financial advisers. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. These factors include the satisfaction of the Conditions, as well as additional factors such as: Michael Kors’ ability to integrate the businesses successfully and to achieve anticipated benefits of the acquisition; the risk of disruptions to Michael Kors’ or Jimmy Choo’s businesses; the negative effects of the announcement of the Acquisition or the consummation of the Acquisition on the market price of the Michael Kors’ ordinary shares and its operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Acquisition; fluctuations in demand for Jimmy Choo’s and Michael Kors’ products; changes in consumer traffic and retail trends; loss of market share and industry competition; fluctuations in the capital markets; fluctuations in interest and exchange rates; the occurrence of unforeseen disasters or catastrophes; political or economic instability in principal markets; adverse outcomes in litigation; and general, local and global economic, political, business and market conditions, as well as those risks set forth in the reports that Michael Kors files from time to time with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors. Neither Michael Kors nor Michael Kors Bidco, nor Jimmy Choo, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements. All subsequent oral or written forward looking statements attributable to Michael Kors, Michael Kors Bidco or Jimmy Choo or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Unless otherwise required by applicable law, Michael Kors, Michael Kors Bidco and Jimmy Choo disclaim any obligation to update or revise any forward looking or other statements contained herein other than in accordance with their legal and regulatory obligations.
Rounding
Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
No profit forecasts or estimates
No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Jimmy Choo for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Jimmy Choo.
Dealing disclosure requirements
Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Publication on website and hard copies
A copy of this Announcement and the documents required to be published by Rule 26 of the Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Michael Kors’ website at http://investors.michaelkors.com and Jimmy Choo’s website at www.jimmychooplc.com. For the avoidance of doubt, the contents of those websites are not incorporated into and do not form part of this Announcement.
Michael Kors Shareholders and Jimmy Choo Shareholders may request a hard copy of this Announcement by contacting the Michael Kors Corporate Secretary at its principal executive office in London during business hours on +44 (0) 207 632 8600 or by submitting a request in writing to the Michael Kors Corporate Secretary at 33 Kingsway, London WC2B 6UF (for Michael Kors Shareholders) or Equiniti Limited on 0371 384 2030 or +44 (0)121 415 7047 (from outside the UK) between 8:30 a.m. to 5:30 p.m., Monday to Friday (for Jimmy Choo Shareholders) or by submitting a request in writing to Equiniti Limited at Aspect House, Spencer Road, Lancing BN99 6DA. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Appendix 1
Conditions and Certain Further Terms of the Scheme and the Acquisition
A.	Conditions to the Scheme and Acquisition
1.	The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective, subject to the provisions of the Code, by no later than the Longstop Date or such later date (if any) as Michael Kors Bidco and Jimmy Choo may, with the consent of the Panel, agree and (if required) the Court may approve.
Scheme approval
2.	The Scheme will be conditional upon:
(a)	approval of the Scheme at the Court Meeting (or at any adjournment thereof) by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, representing three-quarters or more in value of the Scheme Shares held by those Scheme Shareholders;
(b)	all resolutions in connection with or required to approve and implement the Scheme as set out in the notice of the General Meeting (including, without limitation, the Special Resolution) being duly passed by the requisite majority at the General Meeting (or at any adjournment thereof, provided that the General Meeting may not be adjourned beyond the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date (if any) as Michael Kors Bidco and Jimmy Choo may agree and the Court may permit)); and
(c)	the sanction of the Scheme without modification or with modification on terms acceptable to Michael Kors Bidco and Jimmy Choo, provided that the Scheme Court Hearing may not be adjourned beyond the later of: (A) the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course; and (B) 30 days after all the Conditions other than this Condition 2(c) have been satisfied or waived (or such later date (if any) as Michael Kors Bidco and Jimmy Choo may agree and the Court may permit) and the delivery of an office copy of the Scheme Court Order to the Registrar of Companies.
In addition, Michael Kors Bidco and Jimmy Choo have agreed that the Acquisition will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless such conditions (as amended, if appropriate) have been satisfied or, where relevant, waived:
Antitrust approvals and clearances
3.	The Scheme will be conditional upon:
(a)	insofar as the Acquisition constitutes, or is deemed to constitute, a concentration with an EU dimension within the scope of the EUMR:
(i)	the European Commission indicating that it does not intend to initiate proceedings under Article 6(1)(c) of the EUMR in respect of the

Acquisition (or being deemed to have done so under Article 10(6) of the EUMR); or
(ii)	in the event that all or any part of the Acquisition is referred, or is deemed under the EUMR or Protocol 24 of the EEA Agreement to have been referred by the European Commission to the competent authorities of one or more EU Member State or EFTA State:
(A)	all such competent authorities whose approval is necessary for closing of all or part of the Acquisition so referred to occur, adopting, or having been deemed under relevant laws to have adopted, decisions allowing closing of the Acquisition; and
(B)	the Condition in 3(a)(i) above being satisfied in relation to any part of the Acquisition not so referred;
(b)	all filings having been made and all applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition, or any matters arising from the Acquisition; and
(c)	the Federal Antimonopoly Service (FAS Russia) having cleared the Acquisition by Michael Kors of the rights to determine the terms of conduct of business of J. Choo RUS LLC pursuant to the Russian Federal Law No. 135-FZ dated 26 July 2006 “On the Protection of Competition” (as further amended).
General Third Party clearances
4.	All notifications to and filings with, Third Parties which are necessary in order to allow the Acquisition to close having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate).
5.	No Third Party whose consent or non-intervention is required in order to allow the Acquisition to close having intervened (as defined below) and there not continuing to be outstanding any statute, regulation or order of any Third Party in each case which is material in the context of the Michael Kors Group, the Jimmy Choo Group, the Scheme or the Acquisition which would or might reasonably be expected to:
(a)	make the Scheme or the Acquisition void, illegal or unenforceable in any jurisdiction, or otherwise directly or indirectly materially restrain, prevent, prohibit, restrict or delay the same or impose additional material conditions or obligations with respect to the Scheme or the Acquisition or such acquisition, or otherwise materially impede, challenge or interfere with the Scheme or Acquisition;
(b)	materially limit the ability of any member of the Michael Kors Group or of the Jimmy Choo Group to conduct or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Michael Kors Group or of the Jimmy Choo Group;
(c)	result in any member of the Jimmy Choo Group or the Michael Kors Group ceasing to be able to carry on business under any name under which it presently does so; or
(d)	otherwise materially adversely affect any or all of the business, assets, profits, financial or trading position or prospects of any member of the Jimmy Choo Group or of the Michael Kors Group.
6.	All material Authorisations which are necessary in order to allow the Acquisition to close in any relevant jurisdiction for or in respect of the Scheme or Acquisition having been obtained from all appropriate Third Parties.
Certain matters arising as a result of any arrangement, agreement etc.
7.	Except as Fairly Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Jimmy Choo Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Scheme or Acquisition, could or might reasonably be expected to result in (in each case to an extent which is material in the context of the Jimmy Choo Group taken as a whole):
(a)	any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Jimmy Choo Group being or becoming repayable or capable of being declared repayable prior to its stated maturity date or repayment date;
(b)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Jimmy Choo Group;
(c)	any member of the Jimmy Choo Group ceasing to be able to carry on business under any name under which it presently does so;
(d)	the creation of liabilities (actual or contingent) by any member of the Jimmy Choo Group other than in the ordinary course of business;
(e)	the rights, liabilities, obligations or interests of any member of the Jimmy Choo Group under any such arrangement, agreement, licence, permit, franchise or other instrument being terminated or adversely modified or affected; or
(f)	the financial or trading position or the value of any member of the Jimmy Choo Group being prejudiced or adversely affected.
8.	Since 31 December 2016 and except as Fairly Disclosed, no member of the Jimmy Choo Group having:
(a)	issued or agreed to issue, or authorise the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities, other than as between Jimmy Choo and wholly-owned subsidiaries of Jimmy Choo;
(b)	purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;
(c)	recommended, declared, paid or made any dividend or other distribution or made any bonus issue (other than to Jimmy Choo or a wholly-owned subsidiary of Jimmy Choo) or made or authorised any change in its loan capital;
(d)	(other than any acquisition or disposal in the ordinary course of business or a transaction between Jimmy Choo and a wholly-owned subsidiary of Jimmy Choo or between such wholly-owned subsidiaries) merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged, charged or created any security interest over any assets or any right, title or interest in any assets;
(e)	issued or authorised the issue of, or made any change in or to, any debentures or (except in the ordinary course of business or except as between Jimmy Choo and its wholly-owned subsidiaries or as between such wholly-owned subsidiaries) incurred or increased any indebtedness or liability (actual or contingent);
(f)	entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude;
(g)	taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), striking off, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues in any jurisdiction;
(h)	proposed, agreed to provide or modified the terms of any pension scheme, share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Jimmy Choo Group; or
(i)	entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this Condition A.8, which, in each case, is material in the context of the Jimmy Choo Group taken as a whole.
No adverse change, litigation or regulatory enquiry
9.	Since 31 December 2016 and except as Fairly Disclosed:

(a)	there having been no adverse change or deterioration in the business, assets, financial or trading positions or profit or prospects of any member of the Jimmy Choo Group;
(b)	no contingent or other liability of any member of the Jimmy Choo Group having arisen or become apparent or increased;
(c)	no litigation, arbitration proceedings, prosecution, investigation or other legal or regulatory proceedings to which any member of the Jimmy Choo Group is or may become a party (whether as plaintiff, defendant or otherwise) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Jimmy Choo Group; and
(d)	no member of the Jimmy Choo Group having conducted its business in breach of any applicable laws and regulations, which, in each case, is material in the context of the Jimmy Choo Group taken as a whole.
No discovery of certain matters
10.	Michael Kors Bidco not having discovered (other than as a result of it having been Fairly Disclosed) and in each case to an extent which is material in the context of the Jimmy Choo Group taken as a whole, that:
(a)	any financial or business or other information concerning the Jimmy Choo Group disclosed at any time by or on behalf of any member of the Jimmy Choo Group, whether publicly to any member of the Michael Kors Group or to any of their advisers or otherwise, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the date of this Announcement by disclosure either publicly or otherwise to Michael Kors or its professional advisers;
(b)	any member of the Jimmy Choo Group is subject to any liability (actual or contingent) which is not disclosed in Jimmy Choo’s annual report and accounts for the financial year ended 31 December 2016; or
(c)	any information which has not been Fairly Disclosed and which affects the import of any information disclosed at any time by or on behalf of any member of the Jimmy Choo Group.
Anti-corruption, sanctions and criminal property
11.	Michael Kors Bidco not having discovered (other than as a result of it having been Fairly Disclosed) that:
(a)	(i) any past or present member, director, officer or employee of the Jimmy Choo Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other anti‑corruption legislation applicable to the Jimmy Choo Group; or (ii) any person that performs or has performed services for or on behalf of the Jimmy Choo Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation;
(b)	any asset of any member of the Jimmy Choo Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition);
(c)	any past or present member, director, officer or employee of the Jimmy Choo Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (i) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by applicable US or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or HM Treasury & Customs; or (ii) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states; or
(d)	a member of the Jimmy Choo Group has engaged in any transaction which would cause any member of the Michael Kors Group to be in breach of any applicable law or regulation upon its acquisition of Jimmy Choo, including the economic sanctions of the United States Office of Foreign Assets Control or HM Treasury & Customs, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states.
For the purpose of these Conditions:
“Authorisations” means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, provisions and approvals, in each case, of a Third Party.
Information shall be regarded as “Fairly Disclosed” by and on behalf of Jimmy Choo if it is information which has been disclosed: (i) in the annual report and accounts of Jimmy Choo for the year ended 31 December 2016; (ii) in this Announcement; (iii) in any other public announcement by, or on behalf of, Jimmy Choo in accordance with the Listing Rules or Disclosure Guidance and Transparency Rules of the FCA (as applicable) prior to the date of this Announcement; (iv) in writing prior to the date of this Announcement by or on behalf of Jimmy Choo to Michael Kors or Michael Kors Bidco (or their respective officers, employees, agents or advisers in their capacity as such); (v) in the virtual data room operated by or on behalf of Jimmy Choo and which Michael Kors is able to access in relation to the Acquisition prior to the date of this Announcement; (vi) in the Jimmy Choo management presentations to Michael Kors in relation to the Acquisition held on 15 June 2017 and 28 June 2017; or (vii)

on telephone calls, email correspondence or other communications between Jimmy Choo and/or its professional advisers and Michael Kors and/or its professional advisers in relation to the Acquisition prior to the date of this Announcement.
“Third Party” means any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, authority (including any national or supranational antitrust or merger control authority), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction, including, for the avoidance of doubt, the Panel.
A Third Party shall be regarded as having “intervened” if it has decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided and “intervene” shall be construed accordingly.
B.	Waiver and invocation of the Conditions
The Scheme will not become effective unless the Conditions have been fulfilled or (if capable of waiver) waived by no later than the Longstop Date (or such later date as Michael Kors Bidco and Jimmy Choo may, with the consent of the Panel, agree and (if required) the Court may allow).
Subject to the requirements of the Panel, Michael Kors Bidco reserves the right in its sole discretion to waive, in whole or in part, all or any of Conditions in Part A above, except for Condition A.2 which cannot be waived.
The Acquisition will lapse if the European Commission either initiates proceedings under Article 6(1)(c) of EUMR or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a Phase 2 CMA Reference before the date of the Court Meeting.
If the Panel requires Michael Kors Bidco to make an offer or offers for any Jimmy Choo Shares under the provisions of Rule 9 of the Code, Michael Kors Bidco may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.
Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
C.	Certain further terms of the Acquisition
Under Rule 13.5(a) of the Code, Michael Kors Bidco may not invoke a Condition to the Acquisition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the Condition are of material significance to Michael Kors Bidco in the context of the Acquisition. Condition A.2 (Scheme approval) and, if applicable, any acceptance condition if the Acquisition is implemented by means of a Takeover Offer, are not subject to this provision of the Code.

Jimmy Choo Shares will be acquired by Michael Kors Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them as at the date of this Announcement or subsequently attaching or accruing to them, including the right to receive and retain, in full, all dividends and other distributions (if any) declared, made, paid or payable, or any other return of capital made, on or after the date of this Announcement.
If, on or after the date of this Announcement and before the Effective Date, any dividend and/or other distribution and/or other return of capital is declared, made or paid or becomes payable in respect of the Jimmy Choo Shares, Michael Kors Bidco reserves the right, to reduce the consideration payable under the terms of the Acquisition for the Jimmy Choo Shares by an amount up to the amount of such dividend and/or distribution and/or return of capital, in which case any reference in this Announcement or in the Scheme Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced. To the extent that any such dividend and/or distribution and/or other return of capital is declared, made or paid or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles Michael Kors Bidco to receive the dividend or distribution and to retain it; or (ii) cancelled, the consideration payable under the terms of the Acquisition will not be subject to change in accordance with this paragraph. Any exercise by Michael Kors Bidco of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.
The Acquisition will be subject, inter alia, to the Conditions and certain further terms which are set out in this Appendix 1 to this Announcement and those terms which will be set out in the Scheme Document and such further terms as may be required to comply with the Listing Rules and the provisions of the Code.
The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements. Further information in relation to Overseas Shareholders will be contained in the Scheme Document.
This Announcement and any rights or liabilities arising hereunder, the Acquisition, the Scheme, and any proxies will be governed by English law and be subject to the jurisdiction of the courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

Appendix 2
Bases and Sources
(a)	The value attributed to the existing issued and to be issued ordinary share capital of Jimmy Choo is based upon the 389,737,588 Jimmy Choo Shares in issue.
(b)	The enterprise value of Jimmy Choo implied by the value of the offer is £1,035 million, which is based on:
(i)	approximately £896 million for the entire issued and to be issued ordinary share capital of Jimmy Choo calculated using the number of shares set out under paragraph (a) above and 230 pence per Jimmy Choo Share; and
(ii)	total net leverage of £139.0 million, comprising: (x) long term borrowings of £141.3 million; (y) short term borrowings of £12.5 million; and (z) cash and cash equivalents of £14.8 million, in each case as at 31 December 2016.
(c)	The implied enterprise value multiple of approximately 17.5 times Adjusted EBITDA is based on the enterprise value set out above under paragraph (b) and Jimmy Choo’s Adjusted EBITDA for the year ended 31 December 2016 of £59.0 million.
(d)	Unless otherwise stated, the financial information on Michael Kors is extracted (without material adjustment) from Michael Kors’ Annual Report and Accounts for the year ended 1 April 2017.
(e)	Unless otherwise stated, the financial information on Jimmy Choo is extracted (without material adjustment) from Jimmy Choo’s Annual Report and Accounts for the year ended 31 December 2016 and from the announcement of Jimmy Choo’s preliminary results for the year ended 31 December 2016.
(f)	The market prices of the Jimmy Choo Shares are the closing middle market quotations as derived from the Daily Official List.

Appendix 3
Details of Irrevocable Undertakings
The following holders of Jimmy Choo Shares have given irrevocable undertakings to vote (or procure or direct that the registered holders of Jimmy Choo Shares of which they are the beneficial holders or in which they are interested vote) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in relation to the following Jimmy Choo Shares.
The irrevocable undertaking from Pierre Denis has been provided in respect of 2,684,489 Jimmy Choo Shares pledged in favour of HSBC Bank plc (“Pledged Shares”) and held by a HSBC Bank plc nominee entity (“HSBC Nominee”). Pierre Denis has agreed to direct that HSBC Nominee complies with the provisions of the irrevocable undertaking, other than in circumstances where such compliance is prevented by HSBC Bank plc exercising its rights in respect of the Pledged Shares following the occurrence of an event of default.

Name	Number of Jimmy Choo Shares	Percentage of issued ordinary share capital of Jimmy Choo

JAB Luxury	263,714,153	67.660%

Pierre Denis	2,684,489	0.689%

Jonathan Sinclair	35,714	0.009%

Peter Harf	928,571	0.238%

Fabio Fusco	107,142	0.027%

Olivier Goudet	928,571	0.238%

Anna-Lena Kamenetzky	9,500	0.002%

Elisabeth Murdoch	31,317	0.008%

Meribeth Parker	21,500	0.006%

David Poulter	142,857	0.037%

Robert Singer	165,714	0.043%

Sandra Choi	969,614	0.249%

The irrevocable undertakings given by JAB Luxury, the Jimmy Choo Directors and Sandra Choi will cease to be binding if:
(a)	Michael Kors or Michael Kors Bidco announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Scheme or

Takeover Offer is announced in accordance with Rule 2.7 of the Code at the same time;
(b)	the Scheme or Takeover Offer lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, at the same time; or
(c)	the Offer or Scheme does not become effective on or before the Longstop Date (or, if the Panel has consented to a later longstop date, such later date).

Appendix 4
Definitions
The following definitions apply throughout this Announcement unless the context requires otherwise.
“£”, “Sterling”, “pence” or “p”	the lawful currency of the UK

“$” or “USD”	the lawful currency of the United States

“Acquisition”
the acquisition of the entire issued and to be issued share capital of Jimmy Choo by Michael Kors Bidco to be implemented by way of the Scheme (or, subject to the consent of the Panel and at Michael Kors’ election in accordance with the Cooperation Agreement, a Takeover Offer) including, where the context so requires, any subsequent variation, revision, extension or renewal thereof

“Adjusted Consolidated Net Income”
profit for the year adjusted for exceptional costs, foreign exchange gains and losses on the revaluation of external bank facilities, changes in the fair value of forward foreign exchange contracts used to manage exposure to foreign currency gains and losses arising on external bank facilities and refinancing interest break costs. Tax charged in Adjusted Consolidated Net Income is as per the income statement, excluding deferred tax

“Adjusted EBITDA”
operating profit for the year adjusted for exceptional costs, loss on disposal of property, plant and equipment and intangible assets, depreciation and amortisation charges and realised and unrealised foreign exchange gains and losses on the revaluation of monetary items

“Announcement”	this announcement made pursuant to Rule 2.7 of the Code

“BofA Merrill Lynch”	Merrill Lynch International, a subsidiary of Bank of America Corporation

“Break Payment Event”	has the meaning set out in paragraph 12

“Bridge Credit Agreement”
the 364-day term loan facility incurred pursuant to the credit agreement dated 25 July 2017 entered into by and among Michael Kors and certain other members of the Michael Kors Group as loan parties, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

“Business Day”	a day (other than Saturdays, Sundays and public holidays) on which banks are open for business in London, United Kingdom

“Canada”	Canada, its provinces and territories and all areas under its jurisdiction and political sub‑divisions thereof

“Citi”	Citigroup Global Markets Limited

“Code”	the City Code on Takeovers and Mergers

“Companies Act”	the Companies Act 2006, as amended from time to time

“Conditions”	the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix 1 to this Announcement and to be set out in the Scheme Document

“Cooperation Agreement”	the cooperation agreement entered into by Michael Kors, Michael Kors Bidco and Jimmy Choo on 25 July 2017

“Court”	the High Court of Justice of England and Wales

“Court Meeting”
the meeting(s) of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of approving the Scheme, including any adjournment thereof

“CREST”
the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such Regulations) in accordance with which securities may be held and transferred in uncertificated form

“Daily Official List”	the daily official list of the UK Listing Authority

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer

“EEA Agreement”	the Agreement on the European Economic Area signed in Porto on 2 May 1992 (OJ No L 1, 3.1.1994, p.3)

“Effective Date”	the date upon which the Scheme becomes effective in accordance with its terms

“EFTA”	the European Free Trade Association

“EU”	the European Union

“EUMR”	the EU Merger Regulation (No. 139/2004)

“Excluded Shares”
(i) any Jimmy Choo Shares beneficially owned by Michael Kors Bidco or any other member of the Michael Kors Group; (ii) any Jimmy Choo Shares held in treasury by Jimmy Choo; and (iii) any other Jimmy Choo Shares which Michael Kors Bidco and Jimmy Choo agree will not be subject to the Scheme

“FCA”	The United Kingdom Financial Conduct Authority

“Forms of Proxy”	the form of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

“General Meeting”	the general meeting of Jimmy Choo to be convened in connection with the Scheme, notice of which will be set out in the Scheme Document, including any adjournment thereof

“Goldman Sachs”	Goldman Sachs & Co. LLC and Goldman Sachs International (in their capacity as financial adviser to Michael Kors and Michael Kors Bidco)

“Inducement Payment Event”	has the meaning set out in paragraph 12

“J.P. Morgan”	J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Securities plc (which conducts its UK investment banking business as J.P. Morgan Cazenove)

“JAB Luxury”	JAB Luxury GmbH

“Jimmy Choo”	Jimmy Choo PLC

“Jimmy Choo Articles”	articles of association of Jimmy Choo, as adopted from time to time

“Jimmy Choo Board Recommendation”
an unanimous and unqualified recommendation from the Jimmy Choo Directors to Jimmy Choo Shareholders in respect of the Acquisition: (i) to vote in favour of the shareholder resolutions as are necessary to approve, implement and effect the Scheme and Acquisition and changes to the Jimmy Choo Articles; or (ii) if Michael Kors elects to proceed with the Takeover Offer in accordance with the terms of the Cooperation Agreement, to accept the Takeover Offer

“Jimmy Choo Confidentiality Agreement”	the confidentiality agreement entered into by Jimmy Choo and Michael Kors on 15 June 2017 in respect of Jimmy Choo confidential information

“Jimmy Choo Directors”	the directors of Jimmy Choo as at the date of this Announcement

“Jimmy Choo Group”	Jimmy Choo, its subsidiaries and its subsidiary undertakings

“Jimmy Choo Shareholders”	the registered holders of Jimmy Choo Shares from time to time

“Jimmy Choo Share Scheme”	the Jimmy Choo Long Term Incentive Plan adopted by the board of directors of Jimmy Choo on 21 October 2014 and as amended from time to time

“Jimmy Choo Shares”	ordinary shares of £1.00 each in the capital of Jimmy Choo

“Joint Defence Agreement”	the joint defence agreement entered into by, among others, Jimmy Choo and Michael Kors on 28 June 2017

“Liberum”	Liberum Capital Limited

“Listing Rules”
the rules and regulations made by the FCA in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name

“London Stock Exchange”	London Stock Exchange plc

“Longstop Date”	31 January 2018

“Michael Kors”	Michael Kors Holdings Limited, a company incorporated in the British Virgin Islands and the ultimate parent company of Michael Kors Bidco

“Michael Kors Bidco”	JAG Acquisitions (UK) Limited, a company incorporated in England and Wales and a wholly‑owned subsidiary of Michael Kors

“Michael Kors Confidentiality Agreement”	the confidentiality agreement entered into by Jimmy Choo and Michael Kors on 28 June 2017 in respect of Michael Kors confidential information

“Michael Kors Group”	Michael Kors, its subsidiaries and its subsidiary undertakings

“Michael Kors Shareholders”	the registered holders of the issued share capital of Michael Kors from time to time

“Offer Document”	the offer document published by or on behalf of Michael Kors and/or Michael Kors Bidco in connection with a Takeover Offer, including any revised offer document;

“Official List”	the official list of the London Stock Exchange

“Opening Position Disclosure”	an announcement containing details of interests or short position in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position

“Overseas Shareholders”	Jimmy Choo Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom

“Panel”	the Panel on Takeovers and Mergers

“Phase 2 CMA Reference”	a reference to the Chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013

“PRA”	Prudential Regulation Authority

“RBC Capital Markets”	RBC Europe Limited (trading as RBC Capital Markets)

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Regulatory Conditions”
the Conditions set out in paragraphs 3 to 6 (inclusive) of Part A of Appendix 1 to this Announcement (so far as, in the case of paragraphs 4, 5 and 6, the relevant Third Party under the Condition is a Relevant Authority)

“Regulatory Information Service”	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements

“Restricted Jurisdiction”
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Jimmy Choo Shareholders in that jurisdiction

“Rule 12 Event”
proceedings initiated by the European Commission under Article 6(1)(c) of Council Regulation (EC) No. 139/2004 or a referral to a competent authority of the United Kingdom under Article 9(1) of such regulation followed by a Phase 2 CMA Reference and the Acquisition lapsing as a result under Rule 12.1(a) of the Code

“Scheme”
the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Jimmy Choo and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Jimmy Choo and Michael Kors and/or Michael Kors Bidco

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme

“Scheme Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act

“Scheme Document”
the document to be sent to (among others) Jimmy Choo Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and General Meeting

“Scheme Record Time”	the time and date specified in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately prior to the Effective Date

“Scheme Shareholders”	holders of Scheme Shares

“Scheme Shares”
Jimmy Choo Shares:
(a)          in issue as at the date of the Scheme Document;
(b)          (if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and
(c)          (if any) issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, but in each case other than the Excluded Shares

“Scheme Voting Record Time”	the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined

“Special Resolution”
the special resolution to be proposed by Jimmy Choo at the General Meeting in connection with, among other things, the approval of the Scheme and the alteration of the Jimmy Choo Articles and such other matters as may be necessary to implement the Scheme and the delisting of the Jimmy Choo Shares

“Takeover Offer”
if (subject to the consent of the Panel and in accordance with the terms of the Cooperation Agreement), Michael Kors elects to effect the Acquisition by way of a takeover offer (as defined in Chapter 3 of Part 29 of the Companies Act), the offer to be made by or on behalf of Michael Kors or Michael Kors Bidco to acquire the issued and to be issued ordinary share capital of Jimmy Choo on the terms and subject to the conditions to be set out in the Offer Document

“treasury shares”	any Jimmy Choo Shares held by Jimmy Choo as treasury shares

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the FCA acting in its capacity as the competent authority for listing under the Financial Services and Markets Act 2000

“United States of America”, “United States” or “US”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia

“US Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

For the purposes of this Announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the meanings given by the Companies Act.
References to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this Announcement. All references to time in this Announcement are to London time unless otherwise stated.